UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 30, 2008

ESCALA GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11988	22-2365834
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

5 Frances J. Clarke Circle Bethel, CT 06801
(Address of Principal Executive Offices) (Zip Code)

(203) 702-8480
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES. THE COMPANY MAKES NO COMMITMENT TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE ANY STATEMENT IS MADE.

Item 1.01     Entry into a Material Definitive Agreement.

Reference is made to the information set forth below under Item 8.01, “Other Events”, which is incorporated herein by reference.

Item 8.01     Other Events.

On May 30, 2008, the Company entered into an agreement providing for the settlement of the securities class action and shareholder derivative lawsuits commenced against the Company and certain of its current and former officers and directors in May 2006.  In the derivative lawsuit, the plaintiffs generally made claims against the defendants for breach of fiduciary duty, mismanagement, waste of corporate assets, unjust enrichment, and contribution and indemnification, each in connection with the Company’s transactions with Afinsa Bienes Tangibles, S.A. (“Afinsa”), the Company’s majority stockholder.  In the securities class action, the plaintiffs alleged that the defendants participated in a scheme with Afinsa that caused the Company’s reported revenues, gross profit, net income and inventory to be materially overstated, and made materially false and misleading statements in the Company’s publicly filed financial reports.

As part of the proposed settlement of the derivative lawsuit, the Company will recover $5.50 million from insurers on behalf of certain of the named defendants on both proceedings.  The Company has agreed to adopt certain corporate governance policies and procedures relating to revenue recognition, internal audit function, codes of ethics, and board and committee composition and continuing education, among other things.  In addition, the Company will pay all plaintiffs' court-approved attorneys’ fees, up to a maximum of $925,000, together with approved expenses not to exceed $70,000.  The Company’s insurer will fund $475,000 of these amounts.

The proposed settlement of the securities class action provides for the Company to contribute an aggregate of $6 million in cash and four million newly issued shares of its stock (subject to increase under certain circumstances, as more fully described below) to a settlement fund for the benefit of the class members, consisting of a total of $10 million in cash and the stock to be issued by the Company. A substantial portion of the cash contribution will be funded by insurers. The agreement provides that if at the time of issuing the stock, the average closing price (based on a ten-day trading history) of the Company’s stock is less than $2 per share, the Company will issue an additional number of shares for that distribution so that the value of the distribution is equivalent to the number of shares times $2 per share.  Under certain circumstances, the Company will have the right to pay cash in lieu of issuing stock.

After taking into account recoveries, the Company’s net cash payment obligations under the proposed settlements is approximately $1 million.

The consummation of the settlements are subject to certain conditions, including approval by the court (following notice to stockholders and a hearing, among other things) and by the trustees of Afinsa and its subsidiary Auctentia, S.A. (“Auctentia”).  Both companies, which were named defendants in the securities class action, are in bankruptcy proceedings in the U.S. and Spain.

The Company understands that the trustees are seeking approval of the settlement.

The Company has agreed to pay interest to the class action plaintiffs at the rate of 5% per annum on the $10 million cash portion of the proposed securities class action settlement from April 15, 2008 until the date that all parties, including Afinsa and Auctentia, execute a stipulation of settlement.  All of the parties other than Afinsa and Auctentia have agreed to execute the stipulation of settlement upon execution by Afinsa and Auctentia; provided that if Afinsa and Auctentia have not executed the stipulation of settlement by July 15, 2008, then the plaintiffs, the Company or another one of the defendants each will have the right to terminate the settlement.  If this right is exercised, then both the securities class action and the derivative lawsuit will proceed, unless another settlement is reached.

There is no assurance that the court will grant the requisite approvals or that the settlements will become final.  If approved by the court, all claims against the Company and its current and former officers and directors will be dismissed with prejudice and without any admission of liability or wrongdoing.

A press release announcing the settlement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The above description is a summary of the settlement agreements.  For a complete description of the proposed settlements, please see the Agreement, dated May 30, 2008, together with the exhibits thereto, filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits.

Exhibits.

10.1	Agreement, dated May 30, 2008
99.1	Press release, dated May 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 4, 2008

ESCALA GROUP INC.

By:/s/ Carol Meltzer
		Name:	Carol Meltzer
		Title:	Executive Vice President and Chief
Administrative Officer